Exhibit 21.1

PNW has the following subsidiaries:
1) Arizona Public Service Company
2) APS Energy Services Company, Inc.
3) El Dorado Investment Company
4) Pinnacle West Energy Corporation (merged into PWCC 8/1/06)
5) SunCor Development Company
6) APSES Holdings, Inc.
APS Energy L.P. (dissolved 9/29/06)
7) Pinnacle West Marketing & Trading Co., LLC

Pinnacle West Energy affiliates:
1) GenWest, LLC } now under PWCC
2) APACS Holdings, LLC } now under PWCC

Arizona Public Service Company has the following subsidiaries/affiliates:
1) APS Foundation, Inc.
2) Axiom Power Solutions, Inc.
3) BIXCO, Inc.
4) PWE NEWCO, Inc.
5) Powertree Carbon Co., LLC

APS Energy Services Company has or has had the following affiliates:
1) Apex Power LLC
2) Northwind Phoenix LLC (a Delaware LLC/subsidiary of APSES) (sold 6/22/10)
3) Tucson District Energy, LLC (an Arizona LLC/subsidiary of Northwind Phx LLC) (sold 6/22/10)
4) Crest Power, LLC (dormant)

El Dorado has or has had the following investments/affiliates:
1) Acoustic Locating Services, LLC
2) Aegis Technologies, Inc. (dissolved in 2009)
3) Arizona Business Accelerator (dissolved in 2008)
4) Arizona Professional Baseball Ltd Partnership
5) Dominion Fund II (dissolved as of 12/31/02)
6) El Dorado Ventures / El Dorado Ventures II (dissolved as of 12/31/02)
7) El Dorado Ventures III (dissolving)
8) Gateway Data Sciences Corp. (dissolved as of 12/31/02)
9) NAC Holding Inc./ NAC International Inc. (all stock sold on 11/18/04 to USEC, Inc)
10) NxtPhase Corporation (sold in 2009)
11) Phoenix Downtown Theater LLC
12) Phoenix Suns Ltd Partnership (sold on 6/30/04)
13) PowerOneData, Inc. (sold in 2008)
14) Serveron Corporation (sold in 2007)
15) Underground Imaging Technologies (Vermeer Manufacturing Company)
16) SoftSwitching Technologies
17) Zolo Technologies

SunCor has the following subsidiaries and other related entities:
1.	Centrepoint Associates, LLC (Kimco)
2.	Club West Golf Course, LLC
3.	Coral Canyon HD, LLC (SITLA)
4.	Golf de Mexico, S.A. de C.V.
5.	Hayden Ferry Lakeside, LLC
Lakeside Residential Communities, LLC
BV at Hayden Ferry Lakeside, LLC
Edgewater at Hayden Ferry Lakeside, LLC
Waterford at Hayden Ferry Lakeside, LLC
Hayden Ferry Lakeside II, LLC
Hayden Ferry Lakeside III, LLC
6.	Hidden Hills of Scottsdale, LLC
7.	Highland Water Company, Inc.
8.	Kabuto SunCor JV (Kabuto Int’l Corp.)
9.	Marina Heights, LLC
10.	Palm Valley 303 Building 1, LLC
11.	Palm Valley Golf Club, Inc.
12.	Palm Valley Professional Plaza, LLC
13.	Rancho Viejo de Santa Fe, Inc.
14.	Riverside Distribution Center, LLC (Ryan Buckeye, LLC)
15.	Scottsdale Mountain Limited Partnership
16.	SDC Prescott, LLC
17.	SDC Prescott Valley, LLC
18.	SDC Yavapai, LLC
19.	Sedona Golf Resort LC (Sedona Assoc. LP)
20.	StoneRidge Commercial, LLC
21.	StoneRidge — Prescott Valley LLC
StoneRidge Golf Course, LLC
22.	SunCor Homes, Inc. (fka Golden Heritage Homes, Inc.)
SunCor Construction AZ, Inc
Golden Heritage Construction Nevada, LLC
SunCor Financial, LLC
23.	SunCor Construction, Inc.
24.	SunCor Golf, Inc.
Westworld Golf Course, LLC
25.	SunCor Idaho, Inc.
Avimor, LLC
SunCor Realty & Management Idaho, LLC
26.	SunCor New Mexico, Inc.
SunCor Albuquerque, LLC
SunCor Construction NM, LLC
27.	SunCor Realty & Management Company
28.	SunCor Utah, Inc.
29.	SunRidge Canyon, LLC
30.	Talavi Associates, LLC (WLD Partners)